Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration statement (Form S-8) of Bookham, Inc. pertaining to the registration of employee stock options issued under the 2004 Stock Incentive Plan, the 2004 Employee Stock Purchaser Plan, the 2004 Sharesave Scheme, the 2001 Approved share save Scheme and the 1998 Employee Share Option Scheme of our report dated April 8, 2004 with respect to the consolidated financial statements of Bookham Technology, plc included in its Annual Report (Form 20-F) for the year ended December 31, 2003, filed with the Securities and Exchange Commission

ERNST & YOUNG LLP

/s/ Ernst & Young LLP

Reading, England

September 14, 2004